Exhibit 99.1
Krystal Biotech Announces $160 Million Private Placement Equity Financing

PITTSBURGH, May 22, 2023 (GLOBE NEWSWIRE) – Krystal Biotech, Inc. (the Company) (NASDAQ: KRYS), a biotechnology company focused on developing and commercializing genetic medicines for patients with rare diseases, today announced that it has entered into a securities purchase agreement for the sale of 1,729,729 shares of its common stock at $92.50 per share in a private placement (the PIPE) to certain qualified institutional buyers. Gross proceeds from the PIPE are expected to be approximately $160 million, before deducting any offering-related expenses. The transaction is expected to close on May 22, 2023, subject to the satisfaction of customary closing conditions.

The PIPE financing was led by Avoro Capital Advisors and Redmile Group, LLC with participation from Braidwell LP and Frazier Life Sciences.

“We are extremely pleased to have the support of this strong investor group,” said Krish S Krishnan, Chairman and CEO of Krystal Biotech, Inc. “These additional funds, together with our existing cash, cash equivalents and investments, should allow us to fund the VYJUVEK launch, future operations, and the advancement of our growing pipeline through the end of 2026. It also allows us to retain the optionality of monetizing the Priority Review Voucher we received in connection with the FDA approval of VYJUVEK at a future date with favorable terms and without any dilution.”

The securities being issued and sold in the PIPE have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. The Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in this PIPE within 60 days of closing.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Krystal Biotech, Inc.
Krystal Biotech, Inc. (NASDAQ: KRYS) is a biotechnology company focused on developing and commercializing genetic medicines for patients with rare diseases. The Company’s wide-ranging pipeline is based on its proprietary redosable HSV vector.

In May 2023, VYJUVEKTM was approved by the US Food and Drug Administration (FDA) for the treatment of dystrophic epidermolysis bullosa (DEB). VYJUVEK is a non-invasive, topical, redosable gene therapy designed to treat DEB at the molecular level.

Headquartered in Pittsburgh, Pennsylvania, the Company is led by an experienced management team, is fully-integrated, and has core capabilities in viral vector design, vector optimization, gene therapy manufacturing, and commercialization.

For more information, please visit http://www.krystalbio.com, and follow @KrystalBiotech on LinkedIn and Twitter.

Forward Looking Statements
Any statements in this press release about future expectations, plans and prospects for the Company including statements that the additional funds from the private placement, together with existing cash, cash equivalents and investments, should allow the Company to fund the VYJUVEK launch, future operations, and the advancement of the Company’s growing pipeline through the end of 2026, and statements regarding the potential monetization of the Priority Review Voucher. The use of the words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, are intended to identify forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including uncertainties associated with regulatory applications for marketing approvals, and such other important factors as are set forth under the caption “Risk Factors” in the Company’s annual and quarterly reports on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause its views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

CONTACT:
Investors and Media:
Meg Dodge
Krystal Biotech
mdodge@krystalbio.com